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                                                                    EXHIBIT 99.1


COMPANY PRESS RELEASE                 CONTACT:  Rusty Page at 704-372-5572
                                                Daniel F. Clark at 818-734-8349


COHR ANNOUNCES MERGER AGREEMENT AND PURCHASE OF LARGE SHARE POSITION BY INVESTOR GROUP

Chatsworth, CA, December 24, 1998

Cohr Inc. and an investor group advised by Three Cities Research, Inc. ("TCF Acquisition") today announced that they have entered into a definitive merger agreement pursuant to which TCF Acquisition has purchased a 48% interest in the Company from two major shareholders at a price of $5-1/8 per share and will commence, within five business days, a tender offer for all of the remaining outstanding shares of Cohr common stock at a price of $5-3/8 per share in cash.

It is possible that the tender offer price could be increased by $1.00 per share in the event the Company settles its existing shareholder litigation within certain parameters. In order for the shareholders to receive such an increase, the Company must obtain a preliminary court order approving the settlement within 120 days of the commencement of the tender offer (subject to extension to 210 days if a definitive settlement agreement is reached within 120 days). The Company will adhere to its existing policy of not providing updates with respect to the status of any settlement negotiations. In light of the complexity of the issues raised in the shareholder's suits and the number of parties involved, the Company can give no assurance that it will be able to reach such a settlement with such time periods.

The tender offer is not subject to financing.

The Board of Directors of Cohr has unanimously approved the agreement and has recommended that Cohr shareholders accept the tender offer.

Mr. Lynn P. Reitnouer, Cohr's Chairman of the Board, stated: "We are pleased to announce a transaction delivering to shareholders a significant premium over current market."

As part of this transaction, Three Cities Research was granted the right to appoint two new directors to the Company's Board.

Three Cities Research, Inc. is an investment advisor with an established record in the successful investment of equity capital in medium sized companies in basic industries. Through its $245 million investment funds, Three Cities Research actively seeks investment and acquisition opportunities in under-performing companies requiring fundamental change or those impeded by



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legal, capital or ownership complications. Since 1976, as an active private equity investor, Three Cities Research has completed over 60 control investments involving over $500 million of equity capital.

Cohr Inc., a leading national outsourcing service organization, provides equipment servicing, group purchasing and other services and products to hospitals, integrated health systems and alternate site providers.



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